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                                                                        77Q1(a)

                              AMENDMENT NO. 1 TO
                                   BYLAWS OF
            INVESCO VAN KAMPEN ADVANTAGE MUNICIPAL INCOME TRUST II

                      Adopted effective December 3, 2012

The Bylaws of Invesco Van Kampen Advantage Municipal Income Trust II (the "Trust"), adopted effective May 15, 2012, (the "Bylaws"), are hereby amended as follows:

   1. Invesco Van Kampen Advantage Municipal Income Trust II is now named Invesco Advantage Municipal Income Trust II.

   2. All references to Invesco Van Kampen Advantage Municipal Income Trust II in the Bylaws are hereby deleted and replaced with Invesco Advantage Municipal Income Trust II.